Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BioMarin Pharmaceutical Inc.:

We consent to the use of our report dated January 29, 2004, with respect to the consolidated balance sheets of BioMarin Pharmaceutical Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus and registration statement.

Our report indicates that we did not audit the financial statements of BioMarin/Genzyme LLC (a 50% owned joint venture). The Company’s investment in BioMarin/Genzyme LLC at December 31, 2003 and 2002, was $12,007,000 and $2,818,000, respectively, and its equity in loss of BioMarin/Genzyme LLC was $18,693,000 and $23,466,000 for the years 2003 and 2002, respectively. The financial statements of BioMarin/Genzyme LLC were audited by other auditors whose report has been furnished to us, and our report, insofar as it relates to the amounts included for BioMarin/Genzyme LLC, is based solely on the report of the other auditors.

/s/    KPMG LLP

San Francisco, California

June 15, 2004